Exhibit 10.2

EXECUTION COPY

A123 Systems, Inc.

$200,000,000

8.00% Senior Secured Convertible Notes
Warrants to Purchase Common Stock

Securities Purchase Agreement

Dated August 16, 2012

i

5.10	Taxes	9
5.11	Title to Property; Leases	9
5.12	Reserved	10
5.13	Compliance with ERISA	10
5.14	Private Offering by the Company	10
5.15	Use of Proceeds; Margin Regulations	10
5.16	Existing Indebtedness; Future Liens	10
5.17	Foreign Assets Control Regulations, Etc.	11
5.18	Status under Certain Statutes	11
5.19	Solvency	11
5.20	Application of Takeover Protections; No Rights Agreement	12
5.21	SEC Documents; Financial Statements	12
5.22	Undisclosed Liabilities	13
5.23	Equity Capitalization	13
5.24	Employee Relations	15
5.25	Intellectual Property Rights	15
5.26	Environmental Laws	16
5.27	Reserved	16
5.28	Internal Accounting and Disclosure Controls	16
5.29	Bank Holding Company Act	16
5.30	Shell Company Status	17
5.31	Stock Option Plans	17
5.32	No Disagreements with Accountants and Lawyers	17
5.33	Disclosure	17
5.34	ITAR	17
5.35	Competing Businesses	18
5.36	Representations and Warranties of Purchaser	18

ARTICLE 6 REPRESENTATIONS OF PURCHASER		18

6.1	Purchase for Investment	18
6.2	Accredited Investor	19
6.3	Matters Relating to the Placement Agent	19
6.4	Representations and Warranties of the Company	19
6.5	Brokers and Other Advisors	20

ARTICLE 7 COVENANTS		20

7.1	Preparation of the Proxy Statement; Company Shareholders Meeting	20
7.2	Alternative Proposals	21
7.3	Cooperation; Certain Consents and Approvals	24
7.4	Commodity Jurisdiction Determination	26
7.5	Public Announcements	26
7.6	Litigation	26
7.7	Board Governance Matters	26
7.8	Interim Operations	29
7.9	Confidentiality Agreement	30

ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		30

8.1	Survival of Representations and Warranties	30
8.2	Entire Agreement	30

ARTICLE 9 AMENDMENT AND WAIVER		30

ARTICLE 10 NOTICES		31

ARTICLE 11 INDEMNIFICATION		31

11.1	Indemnification	31
11.2	Procedures; Third Party Claims	32
11.3	Other Claims	33
11.4	Tax Treatment	33

ARTICLE 12 SUBSTITUTION OF PURCHASER		34

ARTICLE 13 EXPENSES, ETC.		34

13.1	Expenses	34
13.2	Survival	34

ARTICLE 14 TERMINATION		35

14.1	Termination by the Parties	35
14.2	Notice of Termination; Effect of Termination	36
14.3	Termination Fee	36

ARTICLE 15 MISCELLANEOUS		37

15.1	Successors and Assigns	37
15.2	Accounting Terms	37
15.3	Severability	37
15.4	Construction, etc.	37
15.5	Counterparts	38
15.6	Governing Law	38
15.7	Jurisdiction and Process; Waiver of Jury Trial	38
15.8	No Personal Liability of Directors, Officers, Employees and Holders of Capital Stock	38
15.9	Successors	39
15.10	Third Party Beneficiaries	39

SCHEDULES

Schedule

Schedule A	—	Defined Terms
Schedule 5.3	—	Material Adverse Events
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Equity
Schedule 5.5	—	Compliance with Laws, Other Instruments, Etc.
Schedule 5.10	—	Tax Matters
Schedule 5.16	—	Existing Indebtedness
Schedule 5.21	—	SEC Documents and Financial Statements
Schedule 5.23	—	Capitalization
Schedule 5.25	—	Intellectual Property
Schedule 5.34(a)	—	EAR Matters
Schedule 7.8	—	Interim Operations

EXHIBITS

Exhibit

Exhibit 1.1	—	Form of 8.00% Senior Secured Convertible Note
Exhibit 1.2	—	Form of Warrant
Exhibit 4.4	—	Form of Opinion of Special Counsel for the Company

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Facsimile: (617) 924-8910

8.00% Senior Secured Convertible Notes
Warrants to Purchase Common Stock

August 16, 2012

To Wanxiang Clean Energy USA Corp.:

Ladies and Gentlemen:

A123 Systems, Inc., a Delaware corporation (the “Company”), agrees with Wanxiang Clean Energy USA Corp. (the “Purchaser”) as follows:

ARTICLE 1

AUTHORIZATION OF SECURITIES

The Company has authorized the issuance and sale of $200,000,000 aggregate principal amount of its 8.00% Senior Secured Convertible Notes (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to the terms thereof) and warrants to purchase shares of Common Stock (the “Warrants”).  The issuance and sale of the Notes and Warrants and the related actions contemplated in this agreement (this “Agreement”) are referred to herein as the “Transaction.” The Notes shall be substantially in the form set out in Exhibit 1.1.  The Warrants shall be substantially in the form set out in Exhibit 1.2, duly completed in accordance with the instructions for Warrants “W4” and “W5” therein.  The shares of Common Stock issuable upon conversion of the Notes, upon exercise of the Warrants and/or upon exercise of the Bridge Warrants (as hereinafter defined) are referred to herein as the “Underlying Shares” and, together with the Notes and the Warrants, are collectively referred to herein as the “Securities.”  Certain capitalized and other terms used in this Agreement are defined in Schedule A; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

ARTICLE 2

SALE AND PURCHASE OF NOTES AND WARRANTS

Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to Purchaser, at the Closing, in each case as provided for in Article 3, the Notes and Warrants for the aggregate purchase price of $200,000,000.  The Company and Purchaser shall endeavor in good faith to agree, as soon as reasonably practicable, to an allocation of the purchase price hereunder between the Notes and Warrants.  The Notes shall be convertible into shares of Common Stock as provided for in the Notes,  and each Warrant shall be exercisable for shares of Common Stock as provided for in the Warrant.

ARTICLE 3

CLOSING

The sale and purchase of the Notes and Warrants to be purchased by Purchaser shall occur at the offices of Latham & Watkins LLP, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606, at 9:00 a.m., Chicago time, at a closing (the “Closing”) on the second Business Day after the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) are either satisfied or waived, or at such other time and place as the Company and Purchaser mutually agree in writing.  At the Closing, the Company will deliver to Purchaser the Notes to be purchased by Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as Purchaser may request) dated the date of the Closing and registered in Purchaser’s name (or in the name of its nominee) and the Warrants to be purchased by Purchaser by physical delivery thereof, against delivery by Purchaser to the Company or its order of immediately available funds in the amount of the aggregate purchase price therefor by wire transfer of immediately available funds for the account of the Company.  If, at the Closing, the Company shall fail to tender such Notes or Warrants to Purchaser as provided above in this Article 3, or any of the conditions specified in Article 4 shall not have been fulfilled to Purchaser’s satisfaction, Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights Purchaser may have by reason of such failure or such nonfulfillment.

ARTICLE 4

CONDITIONS TO CLOSING

Purchaser’s obligation to purchase and pay for the Notes and Warrants to be sold to Purchaser at the Closing is subject to the fulfillment to Purchaser’s satisfaction or waiver by Purchaser, prior to or at the Closing, of the following conditions:

4.1                                 Representations and Warranties.  The representations and warranties of the Company in this Agreement and the Bridge Loan Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects and each other representation and warranty of the Company contained in this Agreement and the Bridge Loan Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on the date of Closing, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.  Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

4.2                                 Performance; No Default.  The Company shall have performed and complied with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes and Warrants (and the application of the proceeds thereof) no Default or Event of Default under the Notes shall have occurred and be continuing.  Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

4.3                                 Secretary’s Certificate.  The Company shall have delivered to Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Securities and this Agreement, the approval by the Company Board of the Charter Amendment and the approval by the shareholders of the Company of the Share Issuance Proposal, the Change of Control Proposal and the Charter Proposal.

4.4                                 Opinion of Counsel.  Purchaser shall have received an opinion letter, dated the date of the Closing, from Latham & Watkins LLP, counsel for the Company, substantially in the form set forth in Exhibit 4.4 (and the Company hereby instructs its counsel to deliver such opinion letter to Purchaser).

4.5                                 Election of Directors.  The Wanxiang Board Designees shall have been duly elected or appointed to, and as of immediately following the Closing, shall be seated as directors on, the Company Board.

4.6                                 Purchase Permitted By Applicable Requirements of Law, Etc.  On the date of the Closing, such Purchaser’s purchase of Notes and Warrants shall (a) be permitted by the laws and regulations of each jurisdiction to which Purchaser is subject, (b) not violate applicable Requirements of Law (including Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Federal Reserve”)) and (c) not subject Purchaser to any tax, penalty or liability (other than any income tax or tax based on income) under or pursuant to applicable Requirements of Law, except, in the case of each of clauses (a), (b) and (c), such as are applicable to Purchaser by virtue of its owners or its relationship with China, Chinese entities or Chinese nationals.

4.7                                 Funding Instructions.  At least three Business Days prior to the date of the Closing, Purchaser shall have received written instructions signed by a senior financial officer of the Company on letterhead of the Company specifying (i) the name and address of the bank to which the purchase price for the Securities is to be deposited, (ii) such bank’s ABA number and (iii) the account name and number into which such purchase price is to be deposited.

4.8                                 Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

4.9                                 Company Board Approval of the Charter Amendment; Shareholder Approvals.

(a)                                  The Company Board shall have approved, prior to the mailing of the Proxy Statement, and declared advisable an amendment to the Company Charter (the “Charter Amendment”) to provide that the number of shares of Common Stock authorized to be issued by the Company is a specific number, which number shall be sufficient to allow for the Company to reserve for issuance upon conversion of the Notes and exercise of the Warrants and the Bridge Warrants (without regard to any restrictions on the convertibility of the Notes or the exercise of the Warrants or the Bridge Warrants or any future anti-dilution adjustments but giving effect to all outstanding shares of Common Stock and other rights to acquire Common Stock from the Company) a number of shares of Common Stock equal to the aggregate of the Required Reserve Amount (as such term is defined in the applicable Bridge Warrant or Warrant) with respect to each of the Bridge Warrants and Warrants and directing that the Charter Amendment be submitted to a vote of the shareholders of the Company.

(b)                                 At the Company Shareholders Meeting, the shareholders of the Company shall have duly approved (i) a proposal to approve the issuance of the Underlying Shares upon conversion of the Notes and upon exercise of the Warrants and the Bridge Warrants (the “Share Issuance Proposal”), (ii) a proposal to authorize a change of control resulting from the issuance of the Notes, the Bridge Warrants and the Warrants under NASDAQ Listing Rule 5635(b) (the “Change of Control Proposal”) and (iii) a proposal to approve the Charter Amendment (the “Charter Proposal” and, together with the Share Issuance Proposal and the Change of Control Proposal, the “Shareholder Proposals”), in accordance with the Company Charter, the Company Bylaws and the DGCL (the “Shareholder Approval”), and such approval shall be in full force and effect.

(c)                                  A certificate of amendment reflecting the Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

4.10                           PRC Approval.  All consents, approvals, licenses, permits and other authorizations of any Government Authority of the People’s Republic of China that Purchaser determines, in its reasonable discretion, are required for the consummation by Purchaser of the transactions contemplated by this Agreement shall have been obtained on terms satisfactory to Purchaser in its sole discretion, and such consents, approvals, licenses, permits and other authorizations shall be in full force and effect.

4.11                           HSR Act.  Any applicable waiting periods, together with any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and the antitrust or competition laws of any other applicable jurisdiction that are, in each case, applicable to the acquisition of all the Underlying Shares by Purchaser shall have expired or been terminated.

4.12                           CFIUS Review.  The Company and Purchaser shall have received written notice from the Committee on Foreign Investment in the United States (“CFIUS”) that its review of the transactions contemplated by this Agreement has concluded or, in the event of an investigation, that CFIUS has terminated such investigation, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement.

4.13                           6.00% Senior Convertible Notes.  All of the Company’s 6.00% Senior Convertible Notes (the “6.00% Notes”) shall have been either converted into shares of Common Stock in accordance with their terms or redeemed by the Company or called by the Company for redemption at a price equal to 110% of the face value thereof, plus accrued and unpaid interest.

4.14                           3.75% Convertible Subordinated Notes. At least 90% of the initial principal amount of the Company’s 3.75% Convertible Subordinated Notes (the “3.75% Notes”) shall have been converted into shares of Common Stock and/or purchased and cancelled by the Company on terms satisfactory to Purchaser in its sole discretion.

4.15                           ITAR.  A period of 60 days shall have elapsed following notice to the U.S. Department of State of the transactions contemplated by this Agreement pursuant to Section 122.4(b) of the International Traffic in Arms Regulations of the U.S. Department of State without objection from, or the imposition of conditions by, the U.S. Department of State, and the Company shall have received a Favorable CJ Determination with respect to any CJ Request filed pursuant to Section 7.4.

4.16                           Grants; Tax Credits.  Purchaser shall have received reasonable assurances that, after taking into account the Transaction, (a) the grant awarded to the Company in the amount of approximately $249.1 million, pursuant to the U.S. Department of Energy’s “Battery Initiative Program” under the American Recovery and Reinvestment Act of 2009, will remain available in accordance with its terms for purpose of funding the construction of new lithium-ion battery manufacturing facilities in Michigan and (b) the tax credits for which the Company is eligible pursuant to the High-Tech Credit Agreement dated October 2009 and the Cell Manufacturing Credit Agreement dated November 2009, each by and between the Company and the Michigan Economic Growth Authority, will be available for at least four (4) tax years following the Closing (beginning with the tax year ending December 31, 2012).

4.17                           D&O Insurance.  The Company shall have purchased a “tail policy” with respect to its existing directors and officers liability insurance policy, providing substantially comparable coverage through insurance carriers with the same or better rating than its existing policy, and Purchaser shall have determined in its sole discretion that the Company’s existing directors and officers liability insurance policy, as modified or supplemented by the tail policy, provides sufficient coverage (subject to retentions and deductibles in such policy) with respect to the litigation set forth in Schedule 5.3.

4.18                           No Litigation.  There shall be no pending or threatened action, suit or proceeding to restrain, prohibit or otherwise challenge the legality or validity of, or to seek damages with respect to, the transactions contemplated hereby or any disclosures the Company made with respect thereto, including its announcement of, and filings with the SEC relating to, the transactions contemplated in this Agreement and the Bridge Loan Agreement and any statements included in the Proxy Statement or any amendments or supplements thereto.

4.19                           No Default under Bridge Loan Agreement.  No Default (as defined in the Bridge Loan Agreement) shall have occurred.

4.20                           Permitted First Priority Bridge Indebtedness.  Any Permitted First Priority Bridge Indebtedness shall have been discharged and refinanced by Purchaser or its Affiliates and, subject to the satisfaction of all other conditions to the issuance of the Notes, Purchaser hereby commits to provide such financing on terms no less favorable to the Company than those set forth in the Bridge Loan Agreement (which terms will include the issuance of warrants having terms substantially similar to the Bridge Warrants that would have been issued if such financing were an advance under the Bridge Loan Agreement).

4.21       Security Agreement and Guarantee.  The Security Agreement and Guarantee shall be in full force and effect.

4.22       No Delisting Actions. There shall not be pending or, to the knowledge of the Company, threatened any action by NASDAQ seeking to delist the Common Stock from a Principal Market.

4.23       Updated Capitalization.  On the Business Day preceding the date of Closing, the Company shall have delivered to Purchaser a certificate of the Company signed on behalf of the Company by an executive officer of the Company setting forth an updated Schedule 5.23 as of two (2) Business Days prior to the date of Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that:

5.1         Organization; Power and Authority.  The Company and each Guarantor is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity and is in good standing in each jurisdiction in which such qualification is required by applicable Requirements of Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each Guarantor has the corporate or limited liability company power and authority, as applicable, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, to execute and deliver Transaction Documents and to perform the provisions hereof and thereof.

5.2         Authorization, Etc.  Each of the Transaction Documents has been duly authorized by all necessary corporate or limited liability company action on the part of the Company and each Guarantor, except that the performance of the obligations to reserve and issue shares of Common Stock pursuant to the terms of the Securities and Bridge Warrants in excess of that number currently authorized, unissued and unreserved, is subject to obtaining the Shareholder Approvals and the filing of the Charter Amendment.  Each of the Transaction Documents constitutes, or will, upon execution and delivery thereof constitute, a legal, valid and binding obligation of the Company and each Guarantor, as applicable, enforceable against the Company and each Guarantor, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has all necessary corporate power and authority to perform its obligations under this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby except that the performance of the obligations to reserve and issue shares of Common Stock pursuant to the terms of the Securities and Bridge Warrants in excess of that number currently authorized, unissued and unreserved, is subject to obtaining the Shareholder Approvals and the filing of the Charter

Amendment.  The Company Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Transaction (the “Company Determination”), (ii) recommended approval by the shareholders of the Company of the Shareholder Proposals (the “Company Recommendation”) and (iii) subject to the Company Board’s right to make an Adverse Recommendation Change  in accordance with Section 7.2, directed that the Shareholder Proposals be submitted for consideration by the shareholders of the Company at a meeting of the shareholders of the Company (the “Company Shareholders Meeting”).  The Shareholder Approvals are the only votes or consents of the holders of any class of or series of capital stock of the Company required to approve the Shareholder Proposals under Requirements of Law.

5.3         No Material Adverse Effect.  Except as disclosed in Schedule 5.3 or in the Specified SEC Document, since December 31, 2011, there has been no change in the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.4         Organization and Ownership of Capital Stock of Subsidiaries.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(b)           All of the outstanding Capital Stock of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries has been validly issued, is fully paid and nonassessable and is owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, limited liability company or partnership and is in good standing in each jurisdiction in which such qualification is required by applicable Requirements of Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate, limited liability company or partnership power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate, limited liability or partnership law or similar statutes) limiting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns Capital Stock of such Subsidiary.

5.5         Compliance with Laws, Other Instruments, Etc.  Except as otherwise disclosed in Schedule 5.5, the execution, delivery and performance by the Company and each Guarantor of this Agreement and the Notes and Warrants, as applicable, will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary or give rise to any rights of acceleration, termination or cancellation under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or other organizational document or by-laws or other governing document, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, or (b) upon satisfaction of the conditions described in Article 4, (i) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (ii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.6         Change of Control Payments.  Neither the Company nor any of its Subsidiaries will become obligated to pay, accelerate the timing of or increase the amount of, any separation, severance, retention, bonus or change in control payment or similar benefit as a result of (i) the execution and delivery of this Agreement, or (ii) the sale and issuance of the Notes and Warrants pursuant to this Agreement (but, for avoidance of doubt, without giving effect to any conversion or exercise thereof).

5.7         Governmental Authorizations, Etc.  Except as described in Article 4, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the Warrants.

5.8         Litigation; Observance of Agreements, Statutes and Orders.

(a)           Except as set forth on Schedule 5.3, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable Requirements of Law (including, for clarity, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9         NASDAQ Market Listing.  As of the date of this Agreement, the Common Stock is listed on the NASDAQ Global Select Market.  The Company has taken no action designed to delist, or that is reasonably likely to have the effect of delisting, the Common Stock from the NASDAQ Global Select Market, and the Company has undertaken commercially reasonable efforts to maintain such listing of its Common Stock.  The Company has obtained or will have obtained, or has made or will have made, as applicable, all necessary consents, approvals, authorizations or orders of, or filings, notifications or registrations with, the Principal Market that are required for the listing and trading of the Underlying Shares on the Principal Market.  Upon receipt of the Shareholder Approvals, the execution, delivery and performance of this Agreement and the issuance of the Notes and Warrants will not conflict with or result in a breach of any of the terms, conditions or provisions of the rules and regulations of the Principal Market.

5.10       Taxes.  All Tax Returns that are Material required to be filed by the Company and its Subsidiaries have in fact been filed on a timely basis.   Such Tax Returns were correct and complete, except for such errors or omissions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All Taxes imposed upon each of the Company and/or its Subsidiaries and upon their property, income or franchises, that are due and payable (whether or not shown on any Tax Return) have been paid, except for any Taxes (i) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP or (ii) the amount of which is not, individually or in the aggregate, Material.  At Purchaser’s request, the Company and/or its Subsidiaries will deliver documentary evidence of the payment of Taxes that are Material, or a particular Tax that is Material, to Purchaser.  No Liens for Taxes (other than Permitted Encumbrances, as such term is defined in the Bridge Loan Agreement) have been filed and no claims are being asserted with respect to any such Taxes, and no Taxes are being contested by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have made in accordance with GAAP adequate book provision for liability for Taxes as of the date hereof (including any payment due pursuant to any tax sharing or allocation agreement) as such Taxes are or may become payable in respect of all tax periods ending on or prior to such date.  Except as set forth in Schedule 5.10, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return with respect to income Taxes or any other Taxes that are Material.  No claim has been made in the last six (6) years by a Governmental Authority in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to an income Tax or any other Tax that is Material by that jurisdiction.  Except as set forth in Schedule 5.10, neither the Company nor any of its Subsidiaries knows of any proposed additional Tax assessment against any of them.   Except as set forth in Schedule 5.10, no Tax Return of the Company or any of its Subsidiaries is, to the best of the Company’s knowledge, under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b).

5.11       Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to, or a valid leasehold interest in, their respective properties that individually or in the aggregate are Material, including all such properties reflected in the Company’s most recent audited balance sheet or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the terms of the Notes.  Neither the Company nor any of its Subsidiaries, and to the Company’s knowledge no other party thereto, is in breach in any material respect under any leases that individually or in the aggregate are Material.

5.12       Reserved.

5.13       Compliance with ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan for which the Company and each ERISA Affiliate would have any liability has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including ERISA and the Code, (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption, (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur, (iv) the fair market value of the assets of each Plan (other than Multiemployer Plans) exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, and (vi) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a Multiemployer Plan).

5.14       Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes, Warrants or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Purchaser and its Affiliates, which have been offered the Notes or Warrants at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes and Warrants to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.15       Use of Proceeds; Margin Regulations.  No part of the proceeds from the sale of the Notes or Warrants hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Federal Reserve (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of the Federal Reserve (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.16       Existing Indebtedness; Future Liens.  (a) Schedule 5.16 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries as of the date hereof.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.16 and except for Liens being created pursuant to the Bridge Loan Agreement or permitted by the terms of the Bridge Loan Agreement, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien prohibited by the terms of the Notes.

(c)           Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.16.

5.17       Foreign Assets Control Regulations, Etc.

(a)           Neither the sale of the Notes and Warrants by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the best of the Company’s knowledge, after reasonable investigation, engages in any dealings or transactions with any such Person.  To the best of the Company’s knowledge, after reasonable investigation, the Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the sale of the Notes and Warrants hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.18       Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.19       Solvency.   The Company (after giving effect to the issuance of the Notes and Warrants and the other transactions related thereto, including the transactions contemplated by the Bridge Loan Agreement, will be Solvent.  As used in this Section 5.19, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Notes and Warrants as contemplated by this Agreement, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) the Company is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged.  For purposes of this Section 5.19, references to the Company refer to the Company and its Subsidiaries on a consolidated basis.

5.20       Application of Takeover Protections; No Rights Agreement.  The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter or the laws of the jurisdiction of its formation which is or could become applicable to Purchaser or any of its Affiliates as a result of the transactions contemplated by this Agreement, including the sale and issuance of the Notes and Warrants pursuant to this Agreement, the issuance of the Underlying Shares upon conversion of the Notes and upon exercise of the Warrants and the Bridge Warrants and Purchaser’s ownership of the Securities.  The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of Beneficial Ownership of Common Stock or a change in control of the Company.

5.21       SEC Documents; Financial Statements.  The Company is eligible to register a primary offering of the Underlying Shares for resale by Purchaser using Form S-3 promulgated under the Securities Act or, if not so eligible, using Form S-1 promulgated under the Securities Act.  Except as disclosed in Schedule 5.21, since August 1, 2010, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing, and all exhibits included or required to be included therein and financial statements, notes and schedules thereto and documents incorporated by reference or required to be incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  The Company has delivered to Purchaser or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system, if any.  As of their respective filing dates, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Company included in the SEC Documents (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Company Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.22       Undisclosed Liabilities.

(a)           Neither the Company nor its Subsidiaries have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto, except (i) as disclosed, reflected or reserved against in the most recent unaudited balance sheet included in the Specified SEC Document and (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements that are of a type and in an amount consistent with past practice.

(b)           No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.  To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Company.  The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Principal Market (except for any such rules and regulations relating to maintenance of a minimum price for listed securities).  Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way) or forgiven personal loans to any executive officer or director of the Company.

(c)           Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.

5.23       Equity Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of (i) 650,000,000 shares of Common Stock, of which as of August 14, 2012, 180,321,207 shares are issued and outstanding, 21,707,795 shares are reserved for issuance pursuant to the Company’s stock option and purchase plans and 317,637,093 shares are reserved for issuance pursuant to securities (other than the Notes, the Warrants and the Bridge Warrants) exercisable or exchangeable for, or convertible into, Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001, of which as of the date hereof, none of such shares of preferred stock are issued or outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights.

(b)           Schedule 5.23 sets forth as of August 10, 2012, with respect to each outstanding Convertible Security of the Company, (i) the issuance date and expiration or maturity date thereof, (ii) the aggregate number of shares of Common Stock that may be issued or are issuable pursuant to the terms of such securities as of the date hereof (using $0.50 per share for any exercise or conversion price that is based on the market price of the Common Stock), (iii) the aggregate number of shares of Common Stock that may be issued or are issuable pursuant to the terms of such Convertible Securities (using $0.50 per share for any exercise or conversion price that is based on the market price of the Common Stock) as of the date hereof taking into account the effect of any anti-dilution or similar provisions in such Convertible Securities that would apply as of the date hereof assuming all of the Notes, Warrants and Bridge Warrants were issued on the date hereof (and after giving effect to such assumed issuance), (iv) the exercise or conversion price thereof, (v) the exercise or conversion price, as of the date hereof, of such Convertible Securities taking into account the effect of any anti-dilution or similar provisions in such Convertible Securities that would apply as of the date hereof assuming all of the Notes, Warrants and Bridge Warrants were issued on the date hereof (and after giving effect to such assumed issuance), and (vi) if the exercisability of such Convertible Security is subject to vesting, the vesting schedule thereof.

(c)           Except as disclosed in Schedule 5.23: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contract, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries (collectively, “Convertible Securities”); (ii) there are no agreements or arrangements under which Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement); (iii) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (iv) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (v) neither the Company nor any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d)           The Company has furnished or made available to Purchaser (i) true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Company Charter”), (ii) the Company’s bylaws, as amended and as in effect on the date hereof (the “Company Bylaws”), and (iii) the agreements or instruments containing the terms (including the material rights of the holders thereof) of all Convertible Securities of the Company.

5.24       Employee Relations.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Company and its Subsidiaries believe that their relations with their employees are good.  As of the date hereof, no executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  No executive officer of the Company or any of its Subsidiaries, to the knowledge of the Company or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(b)           The Company and its Subsidiaries are in compliance with all federal, state, local, and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.25       Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted.  Except as set forth in Schedule 5.25, none of the Company’s Intellectual Property Rights has expired or terminated or has been abandoned or is expected to expire or terminate or is currently expected to be abandoned, within three years from the date of this Agreement (it being understood that the Company expects that it may abandon any Intellectual Property Rights if at any time it determines in its business judgment that such Intellectual Property Rights are no longer used or useful in its business as then conducted and that such abandonment shall not constitute a breach of this Section 5.25). The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

5.26       Environmental Laws.  The Company and its Subsidiaries (i) together with their assets, properties (including current and former properties) and business are and at all times have been in compliance with all Environmental Laws (as hereinafter defined) and have no obligation or liability thereunder or in connection therewith, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

5.27       Reserved.

5.28       Internal Accounting and Disclosure Controls. Except as disclosed in the Specified SEC Document or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “FY2011 10-K”), the Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the  recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  Except as disclosed in the Specified SEC Document or the FY2011 10-K, the Company maintains effective disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant relating to any material weakness in any part or the system of internal accounting controls of the Company or any of its Subsidiaries (other than any material weakness disclosed in the Specified SEC Document or the FY2011 10-K).

5.29       Bank Holding Company Act.  Neither the Company nor any of its Subsidiaries or affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), or to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.  Neither the Company nor any of its Subsidiaries or affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve.

5.30       Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1) of the Securities Act.

5.31       Stock Option Plans.  Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Requirements of Law.  No stock option granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

5.32       No Disagreements with Accountants and Lawyers.  As of the date hereof, there are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under this Agreement or any of the other Transaction Documents.  In addition, on or prior to the date hereof, the Company had discussions with its accountants about its financial statements previously filed with the SEC.  Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.

5.33       Disclosure.  All disclosure provided to Purchaser regarding the Company, or any of its Subsidiaries, their business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Except as contemplated by this Agreement and the other Transaction Documents, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable Requirements of Law, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

5.34       ITAR.

(a)           To the best of the Company’s knowledge, except as set forth on Schedule 5.34(a), all products manufactured, sold, leased, licensed or delivered by any Company or Subsidiary are correctly classified as EAR99, or in one of the 99 AT classifications under the Export Administration Regulations for the purpose of U.S. export controls;

(b)           since January 1, 2007, at the time of shipment, no Company or Subsidiary has, without an export license or other authorization, exported any product, software, technology or service to a denied Person or specially designated national or an embargoed country under the Requirements of Law of the jurisdiction relevant to each export shipment;

(c)           no disclosures of export control or economic sanctions violations have been made by any Company or Subsidiary to any Governmental Authority and there is no Action by any Governmental Authority with respect to export control or economic sanctions violations that is pending or, to the knowledge of the Company, has been asserted or threatened with respect to the Company, any of its Subsidiaries or their businesses; and

(d)           to the best of the Company’s knowledge,  none of the products or services produced, sold, leased, licensed or delivered by any Company or Subsidiary are defense articles and therefore subject to the provisions of the U.S. International Traffic in Arms Regulations or their equivalent in any other jurisdiction.

5.35       Competing Businesses.  Purchaser has disclosed to the Company that Purchaser and certain of its Affiliates currently have interests in certain business ventures, including Zhejiang WanxiangEner1 Power Systems Co., Ltd. and Ener1, Inc., and may acquire interests in other business ventures that compete with some or all of the business of the Company and its Affiliates, and that the existence of any such interests shall not limit the discretion, rights or remedies of Purchaser under this Agreement or any of the other documents related to the Transaction.

5.36       Representations and Warranties of Purchaser.  The Company acknowledges and agrees that Purchaser does not make and has not made any representations or warranties with respect to Purchaser or the transactions contemplated hereby other than those specifically set forth in Article 6.

ARTICLE 6
REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to the Company that:

6.1         Purchase for Investment.  Purchaser is purchasing the Notes and Warrants for its own account and not with a view to the distribution thereof.  Purchaser understands that the Notes and Warrants have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by applicable Requirements of Law, and that the Company is not required to register the Notes or Warrants except as provided in the Registration Rights Agreement.  Purchaser understands that, in addition to other legends, a legend substantially in the form set forth on the face of the Note will be placed on any certificate representing any Notes, unless the Company determines otherwise in compliance with applicable Requirements of Law.

6.2         Accredited Investor.  Purchaser:

(a)           has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Securities, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time;

(b)           is an “accredited investor” as that term is defined in Regulation D under the Securities Act; and

(c)           has been represented by counsel in the purchase of the Notes and the Warrants to be purchased by it and is aware of the limitations of U.S. state and U.S. federal securities laws with respect to the disposition of the Securities.

Purchaser acknowledges that Purchaser has had an opportunity to examine the financial and business affairs of the Company and the Guarantors and an opportunity to ask questions of and receive answers from the Company and its management with respect to all information it deems material or relevant to its investment in the Securities and that the Company has given Purchaser the opportunity to perform fully its own due diligence.

6.3         Matters Relating to the Placement Agent.  Purchaser hereby:

(a)           represents and warrants that it first became aware of the private offering of the Notes and Warrants in private written and/or oral communication(s) between Purchaser and the Placement Agent;

(b)           acknowledges that the Placement Agent has not provided, and will not be providing, Purchaser with any offering memorandum or similar document regarding the Securities or the Company;

(c)           acknowledges that the Placement Agent makes no representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to Purchaser by the Company, and nothing contained in any documents provided to Purchaser is, or will be relied upon as, a promise, representation, or warranty by the Placement Agent;

(d)           represents and warrants that it has not relied and will not rely on any investigation that the Placement Agent or any person acting on the Placement Agent’s behalf may have conducted with respect to the Securities or the Company; and

(e)           acknowledges that the Placement Agent does not make any representation as to the availability of Rule 144 or any other exemption under the Securities Act for the re-offer, resale, pledge, or transfer of the Securities.

6.4         Representations and Warranties of the Company.  Purchaser acknowledges and agrees that the Company does not make and has not made any representations or warranties with respect to the Company and its Subsidiaries and the transactions contemplated hereby other than those specifically set forth in Article 5.

6.5         Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Carnegie Hudson Resources) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or its Affiliates.

ARTICLE 7
COVENANTS

7.1         Preparation of the Proxy Statement; Company Shareholders Meeting.

(a)           As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form relating to the Company Shareholders Meeting.  The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and shall use its best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as soon as practicable after confirmation from the SEC or its staff that it will not comment on, or has no additional comments on, the Proxy Statement.  Purchaser shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish to the Company all information regarding Purchaser and its respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The Company shall notify Purchaser  promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and, unless the Company Board shall have made an Adverse Recommendation Change in accordance with Section 7.2(d), shall supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transaction.

(b)           Each of the Company and Purchaser agrees, as to itself and its respective Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date of mailing to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to receipt of the Shareholder Approvals, any event occurs with respect to the Company, any Company Subsidiary or Purchaser, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Purchaser, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Purchaser’s cooperation, any necessary amendment or supplement to the Proxy Statement. The Company will also advise Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

(c)           Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, unless the Company Board shall have made an Adverse Recommendation

Change in accordance with Section 7.2(d), the Company shall (i) provide Purchaser a reasonable opportunity to review and comment on such document or response and (ii) reasonably consider all comments proposed by Purchaser prior to filing or mailing such document, or responding to the SEC.

(d)           The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of seeking the Shareholder Approvals. The notice of such Company Shareholders Meeting shall state that the Shareholder Proposals will be considered at the Company Shareholders Meeting. Subject to Section 7.2(d), (x) the Company Board shall include the Company Recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Shareholder Approvals.  The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Alternative Proposal (other than the Transaction).  The Company shall be permitted to adjourn or postpone the Company Shareholders Meeting in order to comply with applicable Requirements of Law, including in the case that the Company Board has delivered a Notice of Proposed Recommendation Change, disclosure requirements or fiduciary duty obligations owed by the Company Board for up to five (5) Business Days so long as the Company Shareholders Meeting would reasonably be expected to occur within ten (10) Business Days after the expiration of the applicable Notice Period.  The Company shall also adjourn or postpone the Company Shareholders Meeting at the request of Purchaser on one occasion for up to five (5) Business Days if an Alternative Proposal has been publicly made or disclosed or has become known to shareholders of the Company and has not been withdrawn or the Company has delivered a Notice of Superior Proposal and the Company Shareholders Meeting would reasonably be expected to occur within ten (10) Business Days after the expiration of the Notice Period.  Notwithstanding the foregoing, if such adjournment or postponement would result in the Company Shareholders Meeting occurring less than five (5) Business Days prior to the Expiration Date, then the Company shall only be required to adjourn or postpone the meeting to a date five (5) Business Days prior to the Expiration Date.

7.2         Alternative Proposals.

(a)           Following the execution hereof, the Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal, or any proposal, inquiry or offer that would reasonably likely be expected to lead to an Alternative Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.

(b)           Subject to the other terms of this Section 7.2, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit its and their respective Representatives to, and the Company shall use its reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate, or encourage or induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that could reasonably be expected to lead to an Alternative Proposal, (ii) furnish any non-public information regarding the Company or the

Company Subsidiaries to any Person (other than Purchaser and Purchaser’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse, submit for the consideration of the shareholders of the Company or recommend any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal or (vi) enter into any letter of intent or agreement in principle or any contract providing for, relating to or in connection with any Alternative Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 7.2(c)).

(c)           Notwithstanding anything to the contrary in this Section 7.2, if at any time prior to obtaining the Shareholder Approvals, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Alternative Proposal, (ii) such Alternative Proposal did not result from a breach of Section 7.2(a) or (b), in any material respect, (iii) the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 7.2(c) would be inconsistent with its fiduciary duties to the Company under Requirements of Law, then, prior to obtaining the Shareholder Approvals, the Company may (x) furnish and make available information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Purchaser or shall be provided or made available to Purchaser prior to or substantially concurrently with the time it is provided or made available to such Person, and (y) participate in discussions and negotiations with the Person making such Alternative Proposal (and its Representatives) regarding such Alternative Proposal. The Company shall promptly (and in any event within 24 hours) advise Purchaser in writing of the receipt of any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal (including the identity of the Person making or submitting such Alternative Proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Closing. The Company shall keep Purchaser informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Alternative Proposal, including providing Purchaser copies of any material correspondence (which, for the avoidance of doubt, would include any change in financial terms) related thereto and proposed agreements to effect such Alternative Proposal.

(d)           Neither the Company Board nor any committee thereof shall (i) fail to make or withhold or withdraw or qualify (or modify in a manner adverse to Purchaser) the Company Recommendation, the Company Determination or the approval of this Agreement or take any action (or permit or authorize the Company or any of the Company Subsidiaries or any of its or their respective Representatives to take any action) inconsistent with the Company Recommendation or Company Determination or resolve, agree or propose to take any such actions (each of such actions set forth in this Section 7.2(d)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt, approve, recommend, endorse or otherwise declare advisable any Alternative Proposal or resolve, agree or propose to take any such actions, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Alternative Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 7.2(c), (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation, including Section 203 of the DGCL (each, a “Takeover Statute”), or any restrictive provision of any applicable anti-takeover provision in the Company Charter or the Company Bylaws inapplicable to any transactions contemplated by an Alternative Proposal (including approving any transaction under, or a third Person becoming an “interested stockholder” under, Section 203 of the DGCL) or amend or modify or terminate, or grant any waiver or release under, any confidentiality agreement with respect to an Alternative Proposal or standstill or similar agreement with respect to any class of Equity Interests of the Company or any Company Subsidiary or fail to enforce any provision thereof or (v) resolve, agree or propose to take any such actions.

(e)           Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approvals, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the Company under Requirements of Law, then, prior to obtaining the Shareholder Approvals, the Company Board may make an Adverse Recommendation Change (i) in response to a Superior Proposal that is capable of being accepted by the Company (or, in the case of a tender offer or exchange offer, recommended by the Company Board or any committee thereof) and that was received on or after the date hereof that has not been withdrawn or abandoned and that did not otherwise result from a breach of Section 7.2, or (ii) if an Intervening Event occurs.

(f)            The Company Board shall not take any action set forth in Section 7.2(e) unless the Company Board has first (i) provided written notice to Purchaser (a “Notice of Proposed Recommendation Change”) advising Purchaser that the Company has received a Superior Proposal or that an Intervening Event has occurred, as the case may be, specifying the material terms and conditions of such Superior Proposal or the material facts relating to such Intervening Event, as applicable, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, and notifying Purchaser that the Company Board has made the determination described in Section 7.2(e) (including the basis on which such determination has been made), (ii) negotiated, and caused the Company and its Representatives to negotiate, during the four (4) Business Day period following Purchaser’s receipt of the Notice of Proposed Recommendation Change (the “Notice Period”), in good faith with Purchaser to enable Purchaser to make a counteroffer or propose to amend the terms of this Agreement so that such Alternative Proposal no longer constitutes a Superior Proposal or that the Intervening Event no longer requires an Adverse Recommendation Change, and (iii) after complying with clauses (i) and (ii), determined in good faith (after consultation with its outside counsel and financial advisor) that, (A) in the case of an Adverse Recommendation Change made in response to a Superior Proposal, and in any event, such Alternative Proposal continues to constitute a Superior Proposal after giving effect to any counter offer or amendments to the terms of this Agreement proposed by Purchaser in writing and, after consultation with outside counsel, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company under Requirements of Law and (B) in the case of an Adverse Recommendation Change made in response to an Intervening Event, such event continues to constitute an Intervening Event and, after consultation with outside counsel, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company under Requirements of Law; provided, however, that if during the Notice Period any revisions are made to an Alternative Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Proposed Recommendation Change to Purchaser and shall comply with the requirements of this Section 7.2(f) with respect to such new Notice of Proposed Recommendation Change, except that the new Notice Period shall be two (2) Business Days instead of four (4) Business Days.

(g)           The Company agrees that it shall take all reasonable actions so that any Adverse Recommendation Change shall not change the approval of this Agreement for purposes of any Takeover Statutes.

(h)           Nothing contained in this Section 7.2 shall prohibit the Company Board or any committee thereof from (i) making any disclosure to shareholders of the Company if the Company Board or any committee thereof determines in good faith (after consultation with its legal advisors) that failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company under any applicable Requirements of Law, or (ii) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that shareholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Alternative Proposal), unless in each case, in connection therewith, the Company Board effects an Adverse Recommendation Change in accordance with Section 7.2(d); provided, further, that if any such disclosure relates to an Alternative Proposal (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act), it shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Alternative Proposal within ten (10) Business Days after such stop, look and listen communication; provided, further, that neither the Company Board nor any committee thereof shall effect an Adverse Recommendation Change unless it does so in accordance with the procedures set forth in this Section 7.2.

7.3         Cooperation; Certain Consents and Approvals.

(a)           From the date hereof until the Closing Date, upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and reasonably cooperate with each other in order to do, all things reasonably necessary, proper or advisable (subject to any applicable Requirements of Law) to consummate the transactions contemplated by this Agreement and to obtain the approvals contemplated by Sections 4.03(i) and (j) of the Bridge Loan Agreement, as promptly as reasonably practicable, including preparing and filing all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, coordinating communications with respect thereto and promptly responding to requests for information from each other.  Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to obtain, and Purchaser shall cooperate in all reasonable respects with the Company’s efforts to obtain, any and all consents necessary to consummate the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be required to, or to agree to, and the Company and the Company Subsidiaries shall not without the prior written consent of Purchaser, pay any money, make any concession or incur any Liability in connection therewith.

(b)           To the extent permitted by applicable Requirements of Law, each party shall consult with the other party with respect to, and provide any information reasonably requested by the other party in connection with, all filings made with any U.S. Governmental Authority in connection with this Agreement and the transactions contemplated hereby. If any party or any of its Affiliates receives any request for documents and/or information from any U.S. Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Requirements of Law, after consultation with the other party, an appropriate response in compliance with such request.

(c)           In addition to, and without limiting any of the other covenants of the parties contained in this Section 7.3, the parties shall, in connection with the transactions contemplated hereby, (i) take promptly all actions necessary to make the filings required of them or their “ultimate parent entities” under the HSR Act to allow Purchaser to acquire the Underlying Shares, (ii) comply promptly with any requests for documents and/or information by them, or any of their respective Affiliates from the U.S. Federal Trade Commission (“FTC”) or the U.S. Department of Justice (“DOJ”) pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters, (iii) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust law and (iv) advise the other party promptly of any substantive communication received by such party from the FTC, DOJ, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby; provided, however, that the Company shall be solely responsible for, and shall make timely payment of, any filing fees payable under the HSR Act in connection with the transactions contemplated hereby.

(d)           Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (i) shall require, or be construed to require, Purchaser to proffer to, or agree to, sell, license or dispose of or hold separate and agree to sell, license or dispose of before or after the Closing, any assets, businesses, or interest in any assets or businesses of Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, license, or disposition, or agreement to sell, license or dispose of, by the Company or any of its Subsidiaries, any of

their assets or businesses) or to agree to any changes or restrictions in the operations of any such assets or businesses or commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability; and the Company shall not, and shall cause its Subsidiaries not to, take or agree to take on any such action without Purchaser’s prior written consent; or (ii) shall require, or be construed to require, Purchaser to agree to any mitigation agreement or to take or agree to take other action required by CFIUS as a condition for concluding any review or investigation of the transactions contemplated by this Agreement, and the Company shall not, and shall cause its Subsidiaries not to, agree to a mitigation agreement or take or agree to take such other action without Purchaser’s prior written consent.

7.4                                       Commodity Jurisdiction Determination.  If reasonably requested as a result of Purchaser’s ongoing due diligence after the date hereof, the Company will request a commodity jurisdiction determination from the U.S. Department of State (the “CJ Request”) confirming that the item(s) and/or service(s) that are the subject of the CJ Request, which item(s) and/or service(s) shall be determined in Purchaser’s reasonable discretion, are not subject to ITAR. The receipt of a favorable commodity jurisdiction determination from the U.S. Department of State confirming that such item(s) and/or service(s) are not subject to the ITAR shall be referred to as the “Favorable CJ Determination.”

7.5                                       Public Announcements.  Purchaser and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement before such consultation, except to the extent required by applicable Requirements of Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

7.6                                       Litigation.  The Company shall provide Purchaser with prompt notice of and copies of all Legal Proceedings and correspondence relating to any Legal Proceeding against the Company, any of the Company Subsidiaries or any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Purchaser the opportunity to participate in the defense or settlement of any such Legal Proceeding. Neither the Company nor any of its Subsidiaries shall agree to any settlement of any such Legal Proceeding without the prior written consent of Purchaser, which shall not to be unreasonably withheld.

7.7                                 Board Governance Matters.

(a)                                  Effective upon the Closing, the Company will cause (i) the size of the Company Board to continue to be nine directors and (ii) four individuals designated by Purchaser (referred to herein, together with any replacement designees pursuant to Section 7.7(e) as, the “Wanxiang Board Designees”) to be appointed to the Company Board, such that each class of directors on the Company Board shall include at least one Wanxiang Board Designee and such that the class of directors up for election at the third annual meeting of shareholders after the Closing shall include two Wanxiang Board Designees.  From and after the Closing, the size of the Company Board shall not be increased or decreased unless Purchaser shall have first consented in writing to such increase or decrease, which consent may be granted in Purchaser’s sole discretion.

(b)                                 After such appointment, the Company will be required to nominate, and recommend to its shareholders the election of, the Wanxiang Board Designees to the Company Board at each annual meeting of shareholders of the Company and at each special meeting of shareholders of the Company at which directors are to be elected, so that the number of Wanxiang Board Designees to be directors of the Company are as follows:

(i)                                     if the Purchaser’s Beneficial Ownership Percentage as of an Annual Calculation Date is equal to or in excess of 40%, Purchaser shall be entitled to have four (4) Wanxiang Board Designees nominated and recommended to the shareholders of the Company as directors of the Company for the period commencing on the date of the annual meeting of shareholders of the Company next following such Annual Calculation Date until the annual meeting of shareholders of the Company next following such annual meeting;

(ii)                                  if the Purchaser’s Beneficial Ownership Percentage as of an Annual Calculation Date is equal to or in excess of 30%, but is less than 40%, Purchaser shall be entitled to have three (3)  Wanxiang Board Designees nominated and recommended to the shareholders of the Company as directors of the Company for the period commencing on the date of the annual meeting of shareholders of the Company next following such Annual Calculation Date until the annual meeting of shareholders of the Company next following such annual meeting;

(iii)                               if the Purchaser’s Beneficial Ownership Percentage as of an Annual Calculation Date is equal to or in excess of 20%, but is less than 30%, Purchaser shall be entitled to have two (2)  Wanxiang Board Designees nominated and recommended to the shareholders of the Company as directors of the Company for the period commencing on the date of the annual meeting of shareholders of the Company next following such Annual Calculation Date until the annual meeting of shareholders of the Company next following such annual meeting;

(iv)                              if the Purchaser’s Beneficial Ownership Percentage as of an Annual Calculation Date is equal to or in excess of 10%, but is less than 20%, Purchaser shall be entitled to have one (1)  Wanxiang Board Designees nominated and recommended to the shareholders of the Company as directors of the Company for the period commencing on the date of the annual meeting of shareholders of the Company next following such Annual Calculation Date until the annual meeting of shareholders of the Company next following such annual meeting; and

(v)                                 if at any Annual Calculation Date the Purchaser’s Beneficial Ownership Percentage is less than 10%, the Company shall have no obligation to nominate and recommend to its shareholders any Wanxiang Board Designee.

Purchaser shall deliver the certificate contemplated by the definition of Purchaser’s Beneficial Ownership Percentage promptly after the applicable Annual Calculation Date, and the Company shall promptly determine Purchaser’s Beneficial Ownership Percentage and inform Purchaser of such determination.

(c)                                  Subject to applicable Requirements of Law and the rules and regulations of the Principal Market, at the option of Purchaser, the Company Board shall cause each committee of the Company Board to consist of such number of Wanxiang Board Designees as shall equal the greater of (i) a number constituting a majority of the members of such committee minus one and (ii) one.

(d)                                 The Wanxiang Board Designees (including any successor nominees) designated in accordance with Section 7.7(a) or Section 7.7(e) shall, subject to applicable Requirements of Law and the rules and regulations of the Principal Market, be included in the Company’s and the Company’s Nominating and Governance Committee’s nominees to serve on the Company Board.  The Company shall use all reasonable best efforts to have the Wanxiang Board Designees elected as directors of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Company Board.

(e)                                  Purchaser shall have the power to designate a replacement for any Wanxiang Board Designee upon the death, resignation, retirement, disqualification or removal from office of such Wanxiang Board Designee.  The Company Board will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such replacement designee (including such person, subject to applicable Requirements of Law, being the Company’s and the Company’s Nominating and Governance Committee’s nominee to serve on the Company Board, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Company Board).

(f)                                    The Company further agrees that, from and after the date hereof, for so long as there are amounts outstanding under the Bridge Loan Agreement or the Bridge Warrants are outstanding, the Company shall invite a person designated by Purchaser (the “Observer”) to attend all meetings of the Company Board or committees thereof in a nonvoting observer capacity; provided, however, that the Observer may be excluded from all or a portion of any such Company Board meeting if and to the extent that: (i) in the judgment of legal counsel to the Company, such exclusion is necessary to preserve the attorney-client privilege during such meeting or portion thereof, or (ii) the Company Board is to consider an Alternative Proposal during such meeting or portion thereof.  The person designated pursuant to this Section 7.7(f) shall be required to satisfy all legal and governance requirements regarding service as a director of the Company.  The Company’s obligations under this Section 7.7(f) shall be suspended at any time when the Company Board or any committee thereof includes the Wanxiang Board Designees.

(g)                                 The Company shall notify each Wanxiang Board Designee and Observer of all regular and special meetings of the Company Board and shall notify each Wanxiang Board Designee of all regular and special meetings of any committee of the Company Board of which such Wanxiang Board Designee is a member.  The Company shall provide the Wanxiang Board Designees and the Observer with copies of all notices, minutes, consents and other materials provided to all other members of the Company Board concurrently as such materials are provided to the other members; provided, however, that the Observer shall not be entitled to such materials if and to the extent that such materials directly relate to an Alternative Proposal.

(h)                                 Each of the Wanxiang Board Designees shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Company Board.  Each Wanxiang Board Designee and Observer shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Company Board or any committees thereof, to the same extent as the other members of the Company Board.

7.8                                       Interim Operations.  (a) Except for matters set forth in Schedule 7.8 or otherwise expressly permitted hereby, from the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, comply with each of the covenants set forth in Sections 5.01 through 5.15 and Sections 6.01 through 6.13 of the Bridge Loan Agreement;

(b)                                 Notwithstanding Section 7.8(a), except as expressly permitted by this Agreement, as required by Requirements of Law, as set forth in Schedule 7.8, with the express prior written approval of Purchaser or, solely with respect to Sections 7.8(b)(i), (iii) and (iv) below, as expressly permitted by the Bridge Loan Agreement, from the date hereof until the Closing Date, the Company shall not and shall cause its Subsidiaries not to:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its Equity Interests or other securities, or otherwise make any payments to shareholders of the Company in their capacity as such, (B) split, combine or reclassify any of its Equity Interests (except for the purpose of maintaining a listing on the Principal Exchange) or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests or (C) purchase, redeem or otherwise acquire, directly or indirectly any Equity Interests or any other securities of the Company or any of its Subsidiaries;

(ii)                                  issue, deliver, sell, pledge, transfer, lease, license, grant, dispose of or otherwise encumber any of its Equity Interests or grant any options, warrants, calls, rights, convertible securities or enter into other agreements or contracts pursuant to which it would be obligated to issue or sell any Equity Interests of the Company or any of its Subsidiaries, except for the issuance of shares of Common Stock upon the exercise of Convertible Securities outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii)                               enter into, adopt or amend any employee benefit plan, bonus, profit-sharing, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, severance or other employee benefit plan or employment, consulting or management agreement with respect to the directors, officers or other current or former employees or consultants of the Company or any of its Subsidiaries, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable Requirements of Law; or

(iv)                              alter or commit to alter the compensation (including bonuses or other incentive compensation), severance or other benefits payable or to become payable by the Company or any of its Subsidiaries to any executive officer or director, or pay cash retention bonuses to, or to set the amount of a cash bonus pool for, other employees without Purchaser’s consent as to the aggregate amount thereof.

7.9                                       Confidentiality Agreement.  Upon the occurrence of the Closing or, if this Agreement has been terminated, the first anniversary of the date of this Agreement, the Standstill Period (as such term is defined in the Confidentiality Agreement) shall terminate.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

8.1                                       Survival of Representations and Warranties.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided, however, that, except as otherwise provided in Article 11, the representations and warranties contained in Articles 5 and 6 shall terminate on the eighteen (18) month anniversary of the date of Closing. No investigation made at any time by or on behalf of Purchaser or any other holder of a Note or Warrant shall affect the representations and warranties of the Company hereunder.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

8.2                                       Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto, and the documents and instruments executed and delivered in connection herewith) and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof, including the MOU, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement, the other Transaction Documents and the documents and instruments executed and delivered in connection herewith.  All Schedules and Exhibits attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

ARTICLE 9
AMENDMENT AND WAIVER

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchaser.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased or otherwise acquired under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

ARTICLE 10
NOTICES

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile transmission if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to Purchaser or its nominee, to Purchaser or nominee at the address specified under Purchaser’s name on Purchaser’s signature page hereto, or at such other address as Purchaser or nominee shall have specified to the Company in writing,

(ii)                                  if to any other holder of any Note or Warrant, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                               if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Eric Pyenson, Esq., or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Article 10 will be deemed given only when actually received.

ARTICLE 11
INDEMNIFICATION

11.1                           Indemnification.

(a)                                  The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls such Purchaser within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty) or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Authority, shareholder of the Company or any other Person (other than the Company) relating to this Agreement or the transactions contemplated hereby; provided, that:

(i)             the agreement to so indemnify and hold harmless with respect to clauses (1) and (2) shall be effective from and after the Closing and the agreement to so indemnify and hold harmless with respect to clause (3) shall be effective from and after the date hereof;

(ii)          the Company shall not be required to indemnify and hold harmless under clause (1) of this Section 11.1(a) with respect to Losses incurred by Indemnified Parties

(other than Losses incurred as a result of inaccuracies in or breaches of the representations and warranties contained in Sections 5.1 (Organization; Power and Authority), 5.2 (Authorization, Etc.), 5.4 (Organization and Ownership of Capital Stock of Subsidiaries), 5.20 (Application of Takeover Protections; No Rights Agreement) and 5.23 (Equity Capitalization), as to which this proviso shall have no effect)  unless the aggregate amount of such Losses subject to indemnification by the Company exceeds $1,000,000, and once such amount is exceeded, the Company shall indemnify the Indemnified Parties only for the amount in excess of $1,000,000;

(iii)                         in no event shall the aggregate amount required to be paid by the Company pursuant to clause (1) of this Section 11.1(a) exceed $50,000,000; and

(iv)                        in no event shall the aggregate amount required to be paid by the Company pursuant to clauses (2) and (3) of this Section 11.1(a) exceed $200,000,000.

(b)                                 The indemnification provided for in clause (1) of Section 11.1(a) shall terminate eighteen (18)  months after the date of the Closing Date (and no claims shall be made by any Indemnified Party under Section 11.1(a) thereafter), except that the indemnification by the Company shall continue as to any Loss of which any Indemnified Party has notified the Company in accordance with the requirements of this Article 11 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of the Company shall continue until the liability of the Company shall have been determined pursuant to this Article 11, and the Company shall have reimbursed all Indemnified Parties for the full amount of such Loss accordance with this Article 11.

11.2                                 Procedures; Third Party Claims.  A Person entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the Company (the “Indemnifying Party”) of any action, suit, claim or proceeding made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”) with respect to which it seeks indemnification promptly after receipt by such Indemnified Party of written notice of such Third Party Claim; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 11 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail the facts giving rise to such Third Party Claim to the extent known to the Indemnifying Party.  In case any such Third Party Claim is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single Third Party Claim or group of related Third Party Claims). If the Indemnifying Party assumes the defense of any Third Party Claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim, and each Indemnified Party shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or other equitable relief or relief other than monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for monetary damages for which it would be entitled to indemnification under this Agreement or may otherwise adversely affect the Indemnified Party or (ii) the Third Party Claim is a criminal, civil or administrative proceeding or investigation brought by a Governmental Authority or stock exchange, or relates to such a proceeding or investigation, or the underlying facts or circumstances of which would reasonably be expected to give rise to such a proceeding or investigation.  The Indemnifying Party shall not be liable for any settlement of any Third Party Claim effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such Third Party Claim.

11.3                                 Other Claims.  In the event any Indemnified Party has a claim against any Indemnifying Party under Section 11.1 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that, failure to give such notification with reasonable promptness shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 11.1, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

11.4                                 Tax Treatment.  Any indemnification payments pursuant to this Article 11 shall be treated as an adjustment to the purchase price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable Requirements of Law.

ARTICLE 12
SUBSTITUTION OF PURCHASER

Purchaser shall have the right to substitute one or more of its Affiliates as the purchaser of the Notes and Warrants that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both Purchaser and any such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Article 6.  Upon receipt of such notice, any reference to Purchaser in this Agreement (other than in this Article 12), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.

ARTICLE 13
EXPENSES, ETC.

13.1                                 Expenses.  The Company will pay all out-of-pocket fees and expenses incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement (including all legal and accounting fees and disbursements in connection herewith, documentation and implementation of such transactions and due diligence in connection therewith, in each case whether before or after the date hereof) and with any amendments, waivers or consents under or in respect of this Agreement, the Notes, Warrants or Bridge Warrants (whether or not such amendment, waiver or consent becomes effective), including: (a) fees and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, Warrants or Bridge Warrants or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, Warrants or Bridge Warrants; (b) fees and expenses incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, Warrants and Bridge Warrants; and (c) placement agent’s fees, financial advisory fees, or broker’s commissions (other than Persons engaged by Purchaser) relating to or arising out the transactions contemplated hereby, including, for example, any fees or commissions payable to the Placement Agent.  The Company shall pay and hold Purchaser harmless against, any Loss arising in connection with any claim relating to any such payment.  In addition, the Company shall pay, at the Closing, the fees of Carnegie Hudson Resources LLC payable in connection with the Closing; provided, that such fees do not exceed an amount previously agreed upon by Company and Purchaser.

13.2                                 Survival.  The obligations of the Company under this Article 13 will survive the payment or transfer of any Note or the exercise or transfer of any Warrant, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, Warrants or the Bridge Warrants, and the termination of this Agreement.

ARTICLE 14
TERMINATION

14.1                                 Termination by the Parties.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the mutual written consent of Purchaser and the Company;

(b)                                 by Purchaser, if there has been any violation or breach by the Company of any covenant, representation or warranty that, if it continued to occur as of the Closing, would result in the failure of a condition set forth in Section 4.1 or Section 4.2 and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by the Company within thirty (30) days after written notice thereof from Purchaser;

(c)                                  (i) by Purchaser, if the Company fails to obtain the Shareholder Approvals within one hundred twenty (120) after the date hereof, or (ii) by the Company, if the Shareholder Approvals shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting or any postponement or adjournment thereof;

(d)                                 by Purchaser, if any Event of Default under the Bridge Loan Agreement shall have occurred and be continuing; provided, however, that if any Event of Default specified in paragraphs (h) or (i) of Article VIII of the Bridge Loan Agreement occurs, this Agreement shall terminate automatically and without any action on the part of either party;

(e)                                  by the Company, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Purchaser within thirty (30) days after written notice thereof by the Company;

(f)                                    by either Purchaser or the Company if there shall be in effect any Requirements of Law that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(g)                                 by Purchaser if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on the one hundred eightieth (180th) day after the date hereof (the “Expiration Date”), provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 14.1(g) if Purchaser has materially breached this Agreement and such breach has prevented or frustrated the consummation of the transactions contemplated hereby;

(h)                                 by the Company if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York City time on the Expiration Date, provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 14.1(h)  if the Company has materially breached this Agreement and such breach has prevented or frustrated the consummation of the transactions contemplated hereby; or

(i)                                     by Purchaser if, at any time prior to the receipt of the Shareholder Approvals, the Company Board or any committee thereof shall have (1) effected an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (2) adopted or approved or submitted for the consideration of the shareholders of the Company or publicly endorsed, publicly declared advisable or publicly recommended to the shareholders of the Company, an Alternative Proposal or caused the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Alternative Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 7.2(c), (3) failed to publicly reaffirm its recommendation of this Agreement within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal, (4) failed to include in the Proxy Statement the Company Determination or Company Recommendation or included in the Proxy Statement any proposal to vote upon or consider any Acquisition Proposal, or (5) if the Company Board or any committee thereof shall have failed to recommend against Alternative Proposal within ten (10) Business Days after public disclosure of the Alternative Proposal.

14.2                                 Notice of Termination; Effect of Termination. In order to terminate this Agreement under Section 14.1, the terminating party shall give written notice of such termination to the other party specifying the provision or provisions of this Agreement on which such termination is based.  Upon such termination in accordance with Section 14.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company, other than Section 7.7(d), Section 13.1, this Section 14.2, Section 14.3 and Article 15, which provisions shall survive such termination; provided, that nothing shall relieve a party of liability for a willful breach of this Agreement.

14.3                                 Termination Fee.

(a)                                  The Company shall pay the Termination Fee to Purchaser if:

(i)                                     this Agreement is terminated by the Company pursuant to Section 14.1(c)(ii) or Section 14.1(h) and, in the case of termination under Section 14.1(h), a vote on the Shareholder Proposals at the Company Shareholders Meeting has not been taken, and in either case within twelve (12) months of such termination the Company enters into a definitive agreement to consummate, or consummates, or the Company Board approves or recommends, the transactions contemplated by, an Alternative Proposal (with 30% or 40% as applicable in the definition thereof being replaced with 50%); or

(ii)                                  this Agreement is terminated by Purchaser pursuant to Section 14.1(i).

(b)                                 Any Termination Fee payable under this Section 14.3 shall be paid by wire transfer of same-day funds to an account specified by Purchaser.  Any fee due under Section 14.3(a) shall be paid as follows:

(i)                                     if this Agreement is terminated pursuant to Section 14.1(c)(ii) or Section 14.1(h) and, in the case of termination under Section 14.1(h), a vote on the Shareholder Proposals at the Company Shareholders Meeting has not been taken, and in either case,  within twelve (12) months of such termination the Company enters into a definitive agreement to consummate, or consummates, or the Company Board approves or recommends, the transactions contemplated by, an Alternative Proposal (with 30% or 40% as applicable in the definition thereof being replaced with 50%), then the Company shall pay the Termination Fee prior to entering into such definitive agreement or the consummation of such Alternative Proposal and as a condition to the effectiveness of such entry or consummation; and

(ii)                                  if this Agreement is terminated by Purchaser pursuant to Section 14.1(i), then the Company shall pay the Termination Fee no later than the fifth Business Day after such termination.

ARTICLE 15
MISCELLANEOUS.

15.1                                 Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note or Warrant) whether so expressed or not.

15.2                                 Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

15.3                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Requirements of Law) not invalidate or render unenforceable such provision in any other jurisdiction. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

15.4                                 Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

15.5                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

15.6                                 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

15.7                                 Jurisdiction and Process; Waiver of Jury Trial.  (a)  The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement.  To the fullest extent permitted by applicable Requirements of Law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 The Company consents to process being served by or on behalf of any holder of Notes or Warrants in any suit, action or proceeding of the nature referred to in Section 15.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Article 10 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Requirements of Law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)                                  Nothing in this Section 15.7 shall affect the right of any holder of a Note to serve process in any manner permitted by applicable Requirements of Law, or limit any right that the holders of any of the Notes or Warrants may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)                                 The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or Warrants or any other document executed in connection herewith or therewith.

15.8                                 No Personal Liability of Directors, Officers, Employees and Holders of Capital Stock.  No director, officer, employee, organizer or holder of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Warrants or this Agreement.  Each holder of Notes or Warrants by accepting a Note or Warrant waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and Warrants.  The waiver may not be effective to waive liabilities under the federal securities laws.

15.9                                 Successors.  All agreements of the Company in this Agreement and the Notes and Warrants will bind its successors.

15.10                           Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement, other than (a) with respect to the provisions of Article 11 and Article 13 which shall inure to the benefit of any Person entitled to indemnification or reimbursement thereunder, and his, her or its successors, heirs or representatives who are intended to be third-party beneficiaries thereof.

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

A123 SYSTEMS, INC.

By	/s/ David P. Vieau
Name:	David P. Vieau
Title:	President & CEO

This Agreement is hereby

accepted and agreed to as

of the date thereof.

WANXIANG CLEAN ENERGY USA CORP.

By:
Name:	Ping Yi Li
Title:	President

All notices to Purchaser shall be addressed as follows:

Wanxiang Clean Energy USA Corp.

c/o Wanxiang America Corporation

88 Airport Road

Elgin, Illinois 60123

United States of America

Facsimile:  (847) 931-4838

Attn:  Mr. Daniel Li

Email: dli@wanxiang.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

United States of America

Facsimile: (312) 853-7036

Attn: Mr. John R. Box

Email:  jbox@sidley.com

SCHEDULE A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“3.75% Notes” is defined in Section 4.15.

“6.00% Notes” is defined in Section 4.14.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Agreement.

“Adverse Recommendation Change” is defined in Section 7.2(d).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.  For purposes of Articles 11 and 12, an Affiliate of a Purchaser shall include (i) any Immediate Family of Purchaser, (ii) any Family Company of Purchaser or (iii) any Affiliate of any Family Company of Purchaser.

“Allocation” is defined in Article 2.

“Alternative Proposal” means any proposal or offer (whether or not in writing) by any Person or group (as defined in Section 13(d) of the Exchange Act) with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction own 70% or less of the voting power of the surviving or resulting entity immediately following the transaction, calculated on a fully-diluted basis, (B) sale, lease, license, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other Equity Interests in a Company Subsidiary or otherwise) by the Company or any of its Subsidiaries to any Person or group (as defined in Section 13(d) of the Exchange Act) of any business or assets of the Company or its Subsidiaries representing 40% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person or group (as defined in Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) by the Company or any of its Subsidiaries representing 30% or more of the voting power of the Company, (D) any single or related transactions with a Person or

Schedule A
(to Securities Purchase Agreement)

group (as defined in Section 13(d) of the Exchange Act) to which the Company or any of its Subsidiaries is a party in which the holders of the voting power of the Company immediately prior to such transaction own 70% or less of the voting power of the Company immediately following the transaction, calculated on a fully-diluted basis, (E) any tender or exchange offer for equity securities of the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, of 30% or more of the voting securities of the Company, calculated on a fully-diluted basis or (F) any combination of the foregoing (in each case, other than the Transaction).

“Annual Calculation Date” means the date that is ten (10) Business Days prior to the date on which the Company is required to file its definitive proxy statement on Schedule 14A with the SEC for an annual meeting of shareholders of the Company; provided, that if the Company is not required to file definitive proxy statements on Schedule 14A in connection with its annual meetings of shareholders, the Annual Calculation Date for any given year shall be the one (1) year anniversary of the preceding Annual Calculation Date.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“BHCA” is defined in Section 5.29.

“Bridge Loan Agreement” means the Loan Agreement of even date herewith by and between the Company and Wanxiang America Corporation, as lender (as amended, supplemented or modified from time to time, and irrespective of whether or not the Bridge Loan Agreement is then in effect, whether or not the commitments thereunder have expired or been terminated, whether or not any letter of credit has been surrendered or whether or not any amounts of principal, interest, fees or other amounts remain outstanding thereunder).

“Bridge Warrants” means the warrants to purchase Common Stock issued or to be issued by the Company pursuant to the Bridge Loan Agreement.

“Board of Directors” means:

(a)                                  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

Schedule A-2

(c)                                  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CFIUS” is defined in Section 4.12.

“Change of Control Proposal” is defined in Section 4.9.

“Charter Amendment” is defined in Section 4.9.

“Charter Proposal” is defined in Section 4.9.

“CJ Request” is defined in Section 7.4.

“Closing” is defined in Article 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” means A123 Systems, Inc., a Delaware corporation.

“Company Board” means the Company’s Board of Directors.

“Company Bylaws” is defined in Section 5.23.

Schedule A-3

“Company Charter” is defined in Section 5.23.

“Company Determination” is defined in Section 5.2.

“Company Financial Statements” is defined in Section 5.21.

“Company Recommendation” is defined in Section 5.2.

“Company Shareholders Meeting” is defined in Section 5.2.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 11, 2012, by and between Wanxiang America Corporation and the Company.

“Convertible Securities” is defined in Section 5.23.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“DOJ” is defined in Section 7.3(c).

“Environmental Laws” is defined in Section 5.26.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Expiration Date” is defined in Section 14.1(g).

“Family Company” means, with respect to any specified Person, any trust, partnership, limited liability company, foundation, charitable organization, or other estate-planning vehicle

Schedule A-4

for the benefit of, or the ownership interests of which are owned wholly by, (i) such Person, (ii) one or more Persons who are Immediate Family members of such Person or (iii) the Immediate Family of any Beneficial Owner of such Person.

“Favorable CJ Determination” is defined in Section 7.4.

“Federal Reserve” is defined in Section 4.6.

“FTC” is defined in Section 7.3(c).

“FY2011 10-K” is defined in Section 5.28.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Guarantee” means the Guarantee under the Bridge Loan Agreement.

“Guarantor” means any Subsidiary of the Company that executed the Guarantee, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions thereof.

“Hazardous Materials” is defined in Section 5.26.

“holder” means, with respect to any Note or Warrant, the Person in whose name such Note or Warrant is registered in the register maintained by the Company.

“HSR Act” is defined in Section 4.11.

“Immediate Family” means, with respect to any specified individual, such individual’s current spouses, parents, parents-in-law, grandparents, children, siblings or grandchildren.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)                                  its liabilities for borrowed money;

(b)                                 its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)                                  (i) all Capital Lease Obligations and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of synthetic leases assuming such synthetic leases were accounted for as Capital Leases;

Schedule A-5

(d)                                 all its liabilities in respect of letters of credit (other than commercial letters of credit) or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), as well as liabilities evidenced by bonds, notes, debentures or similar instruments;

(e)                                  the termination value, after termination, or mark-to-market value, prior to termination, of any Swap Obligations; and

(f)                                    (i) Disqualified Stock and (ii) Redeemable Preferred Stock,

if and to the extent any of the preceding items (other than letters of credit and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Party” is defined in Section 11.2.

“Indemnifying Party” is defined in Section 11.2.

“Intervening Event” means an event, development, or change in circumstances that (a) is material to the Company (other than a change in the market price of any shares of capital stock of the Company), (b) is not related to an Alternative Proposal (or any inquiry that could reasonably be expected to lead to an Alternative Proposal) and (c) was not known (or the magnitude of which was not known) to the Company Board or of which the Company did not have knowledge on the date hereof that becomes known to the Company Board prior to the receipt of the Shareholder Approvals; provided, however, that in no event shall any event, development or circumstance relating to the announcement or pendency of this Agreement or arising from any action taken by any party hereto pursuant to and in compliance with the terms of this Agreement constitute an Intervening Event.

“Intellectual Property Rights” is defined in Section 5.25.

“Liability” mean any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, matured or unmatured or determined or determinable), and including all costs and expenses relating thereto.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Schedule A-6

“Losses” is defined in Section 11.1.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, condition, financial or otherwise, or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes, the Warrants or the Bridge Warrants, or (c) the validity or enforceability of this Agreement, the Notes, the Warrants or the Bridge Warrants; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i)  any change generally affecting the economy, financial or securities markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and its Subsidiaries conduct business; (ii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (iii); acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (iv) any changes or developments in the price for oil, gasoline, electricity or other commodities; (v) changes or developments in the availability of government grants, loans or subsidies (it being understood that the facts and circumstances giving rise to such change or development may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(viii) of this definition); (vi) changes in GAAP or accounting standards or interpretations thereof after the date hereof; (vii) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(viii) of this definition); or (viii) a decline in the price of the Common Stock on any market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(viii) of the definition); provided, further, that in the case of clauses (i), (ii) and (v), only to the extent such change, event, development, condition, occurrence or effect does not, either alone or in combination, have a materially disproportionate adverse impact on the Company and its Subsidiaries relative to other Persons or businesses in the affected geographic regions and in the industries or markets in which the Company or its Subsidiaries conduct business.

“MOU” means the Non-binding Memorandum of Understanding between the Company and Wanxiang Group Corporation.

Schedule A-7

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Notes” is defined in Article 1.

“Notice of Proposed Recommendation Change” is defined in Section 7.2(f).

“Notice Period” is defined in Section 7.2(f).

“Observer” is defined in Section 7.7 (d).

“Officer’s Certificate” means a certificate of the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted First Priority Bridge Indebtedness” has the meaning specified in the Bridge Loan Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Placement Agent” means Lazard Freres & Co. LLC.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Principal Market” means the NASDAQ Global Select Market or, if the Common Stock is not listed on the NASDAQ Global Select Market, the NASDAQ Capital Market.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proxy Statement” means the proxy statement relating to the approval by the Company’s shareholders of the Share Issuance Proposal, the Change of Control Proposal and the Charter Amendment Proposal, as amended or supplemented from time to time.

“Purchaser” is defined in the first paragraph of this Agreement.

“Purchaser’s Beneficial Ownership Percentage” as of any Annual Calculation Date means the quotient (expressed as a percentage) determined by dividing (i) the aggregate number of shares of Common Stock Beneficially Owned by Purchaser and its Affiliates (without regard to any restrictions on the convertibility of the Notes or the exercise of the Warrants or the Bridge

Schedule A-8

Warrants) as of such Annual Calculation Date, as reflected in a certificate delivered to the Company by Purchaser, by (ii) the aggregate number of shares of Common Stock outstanding as of such Calculation Date (assuming the exercise or the conversion in full of all outstanding Convertible Securities of the Company Beneficially Owned by Purchaser and its Affiliates (without regard to any restrictions on the convertibility of the Notes or the exercise of the Warrants or the Bridge Warrants) as of such Annual Calculation Date).

“Redeemable Preferred Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, is mandatorily redeemable, or redeemable at the option of the holder of such Capital Stock, in whole or in part, with preferential rights to payment of dividends or upon liquidation, dissolution or winding up.  The amount of Redeemable Preferred Stock deemed to be outstanding at any time for purposes of this Agreement will be the greater of its mandatory or optional liquidation preference plus accrued and unpaid dividends.

“Registration Rights Agreement” means the Registration Rights Agreement being delivered pursuant to the Bridge Loan Agreement.

“Representatives” is defined in Section 7.2(a).

“Requirements of Law” means any foreign, international or multinational treaty, federal, state, provincial, municipal and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law or any court order.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“SEC Documents” is defined in Section 5.21.

“Securities” is defined in Article 1.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” means the Pledge and Security Agreement under the Bridge Loan Agreement.

“Share Issuance Proposal” is defined in Section 4.9.

“Shareholder Approvals” is defined in Section 4.9.

“Shareholder Proposals” is defined in Section 4.9.

“Specified SEC Document” means the Company’s Quarterly Report for the quarterly period ended June 30, 2012, as filed with the SEC on August 9, 2012.

Schedule A-9

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Superior Proposal” means any bona fide written offer made by a third party or group (as defined in Section 13(d) of the Exchange Act) pursuant to which such third party or group would acquire or own, directly or indirectly, 50% or more of the voting securities of the Company, calculated on a fully-diluted basis, or 50% or more of the assets of Company and its Company Subsidiaries, taken as a whole, on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior to the Transaction from a financial point of view to the Company and/or the shareholders of the Company, taking into account all the terms and conditions of such proposal and this Agreement (including (A) the Termination Fee and any changes proposed by Purchaser to the terms of this Agreement, (B) the likelihood that such transaction will be completed, taking into account all financial, regulatory, legal and other aspects of such offer and (C) any necessary financing (including with respect to any Indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer).

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Obligations” means, with respect to any specified Person, the obligations of such Person under any Swap Contract.

“Takeover Statute’ is defined in Section 7.2(d).

“Tax Returns” means any federal, state, local or foreign return, declaration, report, statement, claim for refund, amended returns and declarations of estimated taxes (including all attached schedules) filed or required to be filed with any Governmental Entity with respect to Taxes.

Schedule A-10

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Fee” means the excess (if any) of (x) $9,000,000 over (y) the amount previously paid by the Company pursuant to Section 2.06(a) of the Bridge Loan Agreement.

“Third Party Claim” is defined in Section 11.2.

“Transaction” is defined in Article 1.

“Transaction Documents” means this Agreement, the Bridge Loan Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Bridge Warrants, as well as each of the other documents and agreements entered into, or contemplated to be entered into, by the parties hereto in connection with the transactions contemplated by this Agreement, the Bridge Loan Agreement, the Notes, and the Warrants (including each of the Loan Documents (as defined in the Bridge Loan Agreement)).

“Underlying Shares” is defined in Article 1.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wanxiang Board Designees” is defined in Section 7.7.

“Warrants” is defined in Article 1.

Schedule A-11